Exhibit 5

November 4, 2022

A-Mark Precious Metals, Inc.

2121 Rosecrans Ave., Suite 6300

El Segundo, CA 90245

Re: A-Mark Precious Metals, Inc.: Shares Issuable Under the 2014 Stock Award and Incentive Plan

Ladies and Gentlemen:

I am the General Counsel of A-Mark Precious Metals, Inc. ("A-Mark") and, in that capacity, have assisted in the preparation of the Registration Statement on Form S-8 (the "Registration Statement"), to which this opinion is attached as an exhibit, being filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), and the rules and regulations promulgated thereunder.

The Registration Statement registers the sale and related offers of 1,700,000 shares of Common Stock, par value $0.01 per share (the "Shares "), of A-Mark, authorized for issuance in connection with A-Mark’s 2014 Stock Award and Incentive Plan, as amended through October 27, 2022 (the “2014 Plan”). I have examined copies of the Company's Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws, resolutions adopted by the Company's Board of Directors, the Compensation Committee Charter, the 2014 Plan, and such other documents, and have made such inquiries, as I have deemed appropriate. In my examination, I have assumed the genuineness of all signatures, the authenticity of all items submitted to me as originals and the conformity with originals of all items submitted to me as copies.

Based upon the foregoing, it is my opinion that the Shares that may be originally issued pursuant to the 2014 Plan, when issued and delivered in accordance with existing applicable terms of the 2014 Plan and agreements evidencing or governing 2014 Plan awards, the resolutions establishing the 2014 Plan and approving amendments thereto, and authorizations of awards under the 2014 Plan by the A-Mark Board of Directors or the Compensation Committee of the Board of Directors (understanding that those authorizations after the date hereof must be consistent with the resolutions establishing and amending the 2014 Plan and, where applicable, the Charter of the Compensation

Committee) will be legally issued, fully paid and non-assessable shares of Common Stock of A-Mark.

As of the date of this letter, I owned 22,000 shares of A-Mark Common Stock directly and stock options that are exercisable or in the future may become exercisable for 20,000 Shares.

I hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement. In giving such consent, I do not thereby admit that I am acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ Carol Meltzer

Carol Meltzer

Executive Vice President, General Counsel

and Secretary

A-Mark Precious Metals, Inc.